                                EXHIBIT 19.1
Verint Insider Trading Policy
Certain personally identifiable information contained in this document has been redacted pursuant to Item 601(a)(6) of Regulation S-K. Redacted information is indicated with the notation "[***]."

Issue Date / Version #	August 2023
Document Owner / Process Contact	[***] / [***] Executive Sponsor: [***] - Chief Administrative Officer
Functions	All
Geographies	Global

Introduction

The purpose of this Insider Trading Policy (this “Policy”) is to promote compliance with applicable securities laws by Verint Systems Inc. (together with its subsidiaries, the “Company” or “Verint”) and its personnel related to the trading of securities, in order to preserve the reputation and integrity of Verint, as well as that of all persons affiliated with it. Questions regarding this Policy should be directed to the process contacts listed above.

Applicability

This Policy applies to all Verint directors, officers, employees, independent contractors, and consultants (“Covered Persons” or “You”).

Penalties for Insider Trading

Penalties for trading on or communicating (known as tipping, discussed below) material, nonpublic information are severe, both for the individuals involved in such unlawful conduct and for their employers. A person can be subject to some or all of the penalties below even if he or she does not financially benefit from the violation. Penalties include but are not limited to:
•jail sentences of up to 20 years and criminal fines of up to $5 million per violation;
•civil fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited;
•fines for the employer or other controlling/supervisory person of up to the greater of $1.2 million or three times the amount of the profit gained or loss avoided plus, in the case of entities only, a criminal penalty of up to $25 million; and
•criminal penalties up to 25 years in prison for knowingly executing a “scheme or artifice to defraud any person” in connection with any registered securities.
In addition, any violation of this Policy will result in serious disciplinary action by the Company, up to and including dismissal of the persons involved.

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Policy
It is the policy of the Company that no Covered Person who is aware of material nonpublic information relating to the Company may, directly or through family members or other persons or entities, (a) buy or sell securities (including the purchase or sale of puts, calls and options) of the Company, or engage in any other action to take personal advantage of that information, or (b) pass that information on to others outside the Company, including to family and friends.

In addition, it is the policy of the Company that no Covered Person who, in the course of working for the Company, learns of material nonpublic information about a company with which Verint does business, including a customer or supplier of Verint, may trade in that company's securities until the information becomes public or is no longer material.

Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are not excepted from the Policy. The securities laws do not recognize such mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company's reputation for adhering to the highest standards of conduct.

Furthermore, entities such as trusts or foundations over which any Covered Person has control, may also not buy or sell securities while such Covered Person is in possession of material, nonpublic information relating to such securities.

As noted above, if a Covered Person has material, nonpublic information, he or she may not disclose that material, nonpublic information to others, even to family members or to other employees, except for employees whose job responsibilities require them to have such information.

This Policy will continue to apply to any Covered Person whose relationship with the Company terminates for as long as the individual possesses material, nonpublic information that he or she obtained in the course of his or her employment or relationship with the Company (see Post Termination Transactions below).

Definitions/Explanations

Who is an “Insider”?

The concept of “insider” under the securities laws is broad. Insiders can include directors, officers, employees, independent contractors, consultants, and those persons in a special relationship with the Company (e.g., its auditors, consultants or attorneys). The definition of an insider is transaction specific; that is, an individual is an insider with respect to each material, nonpublic item of which he or she is aware.

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What is “Material” Information?

The materiality of a piece of information depends on the circumstances. A fact is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell or hold a security, or where the fact is likely to have a significant effect on the market price of the security. Material information can be positive or negative and can relate to virtually any aspect of a company’s business or to any type of security, including debt or equity securities. While it is not possible to define all categories of material information, some examples of information that ordinarily would be regarded as material are:

•unpublished financial results or statistics (including earnings estimates);
•news of pending or proposed company transactions;
•news of pending or proposed mergers, acquisitions, or dispositions;
•major litigation or regulatory issues;
•significant changes in strategic objectives;
•a change in control or a significant change in management; and
•cyberattacks, breaches or other incidents.

The above list is only illustrative and many other types of information may be considered “material” depending on the circumstances. The materiality of particular information is subject to reassessment on a regular basis. When in doubt, please contact the Legal Department.

What is “Nonpublic” Information?

Information is “nonpublic” if it is not available to the general public. In order for information to be considered public, it must be widely disseminated by or on behalf of the owner of such information in a manner making it generally available to investors, for example, through a report filed with or furnished to the Securities and Exchange Commission (the “SEC”) or through mass media such as Dow Jones, Reuters Economic Services, the Wall Street Journal, Associated Press, or United Press International. Disclosure to a large group of financial analysts, other market professionals or investors, or comments made in interviews or via social media generally does not constitute public disclosure. In addition, even after a public announcement of material information by the owner of the information, a reasonable period of time generally must elapse in order for the market to react to the information before it is considered to be publicly available. If you have any question as to whether information is publicly available, please err on the side of caution and direct an inquiry to the Legal Department.

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Who is a “Related Person”?

For purposes of this Policy, a “Related Person” includes (1) your spouse, minor children and anyone else living in your household, (2) partnerships in which you are a general partner, (3) corporations in which you either singly or together with other “Related Persons” own a controlling interest, (4) trusts of which you are a trustee, settlor or beneficiary, (5) estates of which you are an executor or beneficiary, or (6) any other group or entity where you have or share with others the power to decide whether to buy, hold or sell Company securities. Although a person’s parent, non-minor child or sibling may not be considered a Related Person (unless living in the same household), a parent or sibling may be a “tippee” for securities laws purposes. See below for a discussion on the prohibition on “tipping.”

Guidelines
Non-Disclosure of Material, Nonpublic Information
The Company is required under Regulation FD of the federal securities laws to avoid the selective disclosure of material, nonpublic information. The Company has established procedures for releasing material information in a manner that is designed to achieve broad public dissemination of the information immediately upon its release and limit the universe of individuals who are authorized to make such disclosures. You may not, therefore, disclose material, nonpublic information to anyone outside the Company, including family members and friends, other than in accordance with those procedures. You also may not discuss the Company or its business online or on social media unless authorized to do so.

“Tipping” Information to Others

Insiders may be liable for communicating (or “tipping”) material, nonpublic information to any third party (“tippee”), whether or not they are a Related Person. Persons other than insiders also can be liable for insider trading, including tippees who trade on material, nonpublic information tipped to them and individuals who trade on material, nonpublic information which has been misappropriated. Tippees inherit an insider’s duties and are liable for trading on material, nonpublic information received from an insider.

Similarly, just as insiders are liable for the insider trading of their tippees, so are tippees who pass the information along to others who trade. In other words, a tippee’s liability for insider trading is no different from that of an insider.

Tippees can obtain material, nonpublic information by receiving overt tips from others or through, among other things, conversations at social, business or other gatherings.

Margin Accounts and Pledges

Securities held in a margin account or pledged as collateral for a loan may be sold without the consent of the owner of the securities by the broker if there is a failure to meet a margin call or by the lender in foreclosure if there is a default on the loan. A margin or foreclosure sale that occurs when the owner of the pledged securities is aware of material, nonpublic information may, under some circumstances, result in unlawful insider trading even if the owner of the securities did not initiate the trade. Because of this danger, no Covered Persons or any of their Related Persons may hold Company securities in a margin account or pledge Company securities as collateral for a loan.

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Quarterly Blackout Period / Trading Window

The Company has adopted certain additional procedures related to the trading on the Company’s securities, which apply to all directors, officers and certain designated employees (“Designated Persons”) and their Related Persons. The Company has determined that these Designated Persons are likely to have access to material, nonpublic information from time to time by virtue of their positions with the Company. These additional procedures apply regardless of the dollar amount of the trade or the source of the material, nonpublic information. Designated Persons are notified of their status as such via email by the Legal Department.

In addition to being subject to all of the other limitations in this Policy, Designated Persons may not conduct any transactions involving Company securities (other than as specified by this Policy) during any “Quarterly Blackout Period,” which generally begins two weeks before the last day of the last month of each fiscal quarter (e.g., January 16th, April 15th, July 17th and October 17th) and generally ends at the beginning of the second full business day following the date of the public release of the Company’s earnings results for that quarter. However, the Quarterly Blackout Period does not end until formally terminated by the Legal Department. Designated Persons may only conduct transactions in Company securities during a “Quarterly Trading Window,” which generally begins on the second full business day following the public release of the Company’s quarterly earnings and generally ends two weeks prior to the beginning of the next fiscal quarter. This Policy does not apply to the exercise of stock options where there is no sale of the underlying shares. So called “cashless exercises” and net settlements (which do involve the sale of the underlying shares) are therefore outside this exception and subject to the restrictions of this Policy.

In addition, certain officers and directors included in the Designated Person group must also obtain prior clearance from the Chief Legal Officer or the General Counsel before he, she or any of his or her Related Persons makes any purchases or sales of Company securities, including gifts involving the transfer of Company securities, even during a Quarterly Trading Window. See Pre-Clearance Procedures below.

From time to time, the Company, through the Legal Department, may close trading during a Quarterly Trading Window in light of developments that could involve material, nonpublic information (a special trading blackout). In these situations, the Legal Department will notify particular individuals that they should not engage in trading of Company securities and should not disclose to others the fact that a special trading blackout has been initiated.

If the relationship of an individual with the Company should terminate while such person is subject to a trading blackout, the trading prohibition will continue to apply until the Legal Department gives notice that the prohibition has been lifted.

It should be noted that even during open trading windows, any person possessing material, nonpublic information concerning the Company should not engage in any transactions in the Company’s securities until such information has been publicly disclosed by the Company for at least two trading days (or until such time as the information ceases to be material). Each person is individually responsible at all times for compliance with the prohibitions on insider trading. Trading in the Company’s securities outside the Quarterly Blackout Period should not be considered a “safe harbor,” and all Covered Persons should use good judgment at all times.

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Pre-arranged Trading Plans

To the extent the Company has permitted pre-arranged trading plans under Rule 10b5-1 (“Rule 10b5-1 Plans”) under the Securities Exchange Act of 1934 (the “Exchange Act”), such plans must meet specified conditions. Guidelines applicable to Rule 10b5-1 Plans are set forth in Exhibit A attached to this Policy.

Transactions Not Involving a Purchase or Sale

Bona fide gifts of Company securities are not transactions subject to this Policy. However, for Designated Persons who are Section 16 officers (as defined in Rule 16a-1(f) promulgated under the Exchange Act) and directors, gifts are reportable (i) on Form 4 for gifts from Section 16 officers and directors and (ii) on a year-end Form 5 for bona fide gifts to a Section 16 officer or director, and are therefore subject to the pre-clearance notification procedures specified under Pre-Clearance Procedures below. Further, transactions in mutual funds that are invested in Company securities are not transactions subject to this Policy.

Pre-Clearance Procedures

Designated Persons (and their Related Persons) may not engage in any transaction in Company securities without first obtaining pre-clearance of the transaction from the Legal Department. A request for pre-clearance should be submitted at least one business day in advance of the proposed transaction. The Legal Department is under no obligation to approve a transaction submitted for pre-clearance, and may determine not to permit the transaction. If permission to engage in the transaction is denied, then the person making the request must refrain from initiating any transaction in Company securities, and should not inform any other person of the restriction. The Legal Department may also pre-clear Designated Persons (and their Related Persons) during open trading windows for a specified period of time, on a group basis.

Pre-clearance approvals are effective beginning the date received (unless otherwise specified) and remain in effect until the earlier to occur of (i) five calendar days, (ii) completion of the transaction, (iii) the Designated Person becoming aware of material nonpublic information or (iv) commencement of a Quarterly Blackout Window, unless otherwise approved by the Legal Department.

When a request for pre-clearance is made, the requestor should carefully consider whether he or she may be aware of any material, nonpublic information about the Company, and should describe fully those circumstances to the Legal Department. If the requestor is a Section 16 officer or director, he or she should also indicate whether they have effected any non-exempt "opposite-way" transactions within the past six months, and should be prepared for reporting of the proposed transaction on an appropriate Form 4 or Form 5, and to comply with Rule 144 under the Exchange Act and file Form 144, if necessary, with the SEC no later than the time of any sale.

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Additional Prohibited Transactions

The Company considers it improper and inappropriate for any Covered Person to engage in short-term or speculative transactions in the Company's securities. It therefore is the Company's policy that Covered Persons may not engage in any of the following transactions. To the extent a Covered Person is already party to one of the following transactions at the time the Covered Person becomes subject to this Policy or at the time it first becomes prohibited by an update to this Policy, the Covered Person must unwind such transaction as soon as practicable, but in any event, within 30 days from the date the Covered Person became subject to this Policy or the date the update to this Policy became effective, as applicable.

Short-term Trading

Short-term trading of the Company's securities may be distracting and place undue focus on the Company's short-term stock market performance instead of the Company's long-term business objectives. For these reasons, any Covered Person who purchases Company securities in the open market may not sell any Company securities of the same class during the three months following the purchase. Note: While the receipt of shares from the Company pursuant to a Company stock plan is exempt from short-term trading rules, subsequent transactions (such as open market sales of such shares) are subject to short-term trading rules. Shares sold solely for tax purposes are not subject to this provision of this Policy, but such sales remain subject to applicable securities laws.

Short Sales

Short sales of the Company's securities evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller has no confidence in the Company or its short-term prospects. In addition, short sales may reduce the seller's incentive to improve the Company's performance. For these reasons, short sales of the Company's securities by Covered Persons are prohibited by this Policy. In addition, Section 16(c) of the Exchange Act prohibits officers and directors of public companies from engaging in short sales.

Publicly Traded Options

A transaction in options is, in effect, a bet on the short-term movement of the Company's stock and therefore may create the appearance that trading is based on inside information. Transactions in options may also focus attention on short-term performance at the expense of the Company's long-term objectives.
Accordingly, transactions in puts, calls or other derivative securities relating to the Company’s securities, on an exchange or in any other organized market, including option positions arising from hedging transactions (as discussed in the next section), are prohibited by this Policy.

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Hedging Transactions

Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow a holder of the Company’s shares to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow a stockholder to continue to own the covered securities, but without the full risks and rewards of ownership.
When that occurs, the stockholder may no longer have the same objectives as the Company's other stockholders. Therefore, Covered Persons are prohibited by this Policy from engaging in any form of hedging transactions.

Share Lending Programs

Brokers or other third parties may offer you certain share lending programs whereby the broker or third party borrows your Company securities in exchange for a fee paid to you. These share lending programs are often designed to allow your broker or the third party to transact or facilitate derivative transactions in Company securities, including short sale transactions. As noted above, short sales of Company securities are prohibited by this Policy. By engaging in these share lending programs, a person is likely facilitating such transactions on behalf of others. Because these share lending programs may facilitate transactions that place undue focus on the Company's short-term stock market performance instead of the Company's long-term business objectives, engaging in such programs is prohibited by this Policy.

Post-Termination Transactions

If you are in possession of material, nonpublic information when your employment or relationship with the Company terminates, you may not trade in Company securities until that information has become public or is no longer material, even if you are now separated from the Company.

No Circumvention

No circumvention of this Policy is permitted, including attempting to accomplish indirectly what is prohibited directly by this Policy.

Questions

Question about this Policy or its application to any proposed transaction should be directed to the Legal Department. Ultimately, however, the responsibility for adhering to this Policy and avoiding unlawful transactions rests with each individual Covered Person.

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EXHIBIT A: Rule 10b5-1 Plans

The following guidelines are applicable to Rule 10b5-1 Plans subject to this Policy.

Rule 10b5-1 Plan Requirements

Any Rule 10b5-1 Plan must meet the requirements of Rule 10b5-1 under the Exchange Act and any other requirements of the Company, including the following:

1.    the Rule 10b5-1 Plan must affirm an intent to comply with Rule 10b5-1 under the Exchange Act;

2.    if the person entering into the Rule 10b5-1 Plan is an “officer” (as defined in Section 16 of the Exchange Act) of the Company or a member of the Board of Directors of the Company (together with such officers, “Section 16 Persons”), the plan must include (i) a certification by the Section 16 Person that he or she is not aware of material non-public information about the Company or its securities and (ii) a certification by the Section 16 Person that he or she is adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions of Section 10(b) or Rule 10b-5 of the Exchange Act;

3.    the Rule 10b5-1 Plan must specify the nature of the plan (e.g., purchase or sale);

4.    the Rule 10b5-1 Plan must specify the terms of all transactions (identify the amounts, prices and dates of transactions);

5.    if the person entering into the Rule 10b5-1 Plan is a Section 16 Person, the Rule 10b5-1 Plan must provide for a waiting period of at least the later of (a) 90 days after the adoption (or modification) of the plan and (b) two business days following the disclosure of the Company’s financial results in a Form 10-Q or Form 10-K for the fiscal quarter in which the plan was adopted (or modified) (but not to exceed 120 days following plan adoption or modification), before execution of the first transaction under the plan;

6.    if the person entering into the Rule 10b5-1 Plan is not a Section 16 Person, the Rule 10b5-1 Plan must provide for a waiting period of at least 30 days after the adoption (or modification) of the plan before execution of the first transaction under the plan;

7.    the Rule 10b5-1 Plan must specify a termination date that is at least six months following the effective date of the plan (but no longer than two years);

8.    if the person entering into the Rule 10b5-1 Plan is a Section 16 Person, the plan must include reporting compliance provisions, instructing parties effecting transactions to provide timely notification of such transactions for purposes of assuring compliance with applicable reporting requirements, such as those arising under Rule 144 of the Securities Act of 1933 (the “Securities Act”) and Section 16 of the Exchange Act;

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9.    Section 16 Persons are limited to one active Rule 10b5-1 Plan at any time; and

10.    if the Rule 10b5-1 Plan is designed to effect the open-market purchase or sale of the total amount of securities subject to such plan in a single transaction (a “single-trade plan”), the person entering into the plan must not have entered into another single-trade plan in the prior 12-month period that also qualified for the affirmative defense under Rule 10b5-1.

Procedures

An eligible Covered Person may seek approval of a Rule 10b5-1 Plan as follows:

1.    the Covered Person coordinates with his or her broker to draft a proposed Rule 10b5-1 Plan;

2.    the Covered Person provides the proposed draft Rule 10b5-1 Plan to the Chief Legal Officer or the General Counsel;

3.    the Chief Legal Officer or the General Counsel notifies the Covered Person: (1) of the Company’s approval or rejection of the contents of the proposed Rule 10b5-1 Plan, (2) assuming approval, then the proposed signatory of the Rule 10b5-1 Plan on behalf of the Company, and (3) the dates during which such signatory is available to sign;

4.    upon the approval described in (3) above, the Covered Person certifies to the Company signatory, that:

(a)    the Covered Person is not in possession of material, nonpublic information concerning the Company; and

(b)    to the Covered Person’s best knowledge, the proposed Rule 10b5-1 Plan does not violate the trading restrictions of Section 16 of the Exchange Act and is in compliance with Rule 144 of the Securities Act;

5.    the Covered Person: (a) completes (or asks his or her broker to complete) the Rule 10b5-1 Plan document with the date of signature; (b) signs the Rule 10b5-1 Plan; and (c) provides a copy of the signed Rule 10b5-1 Plan to the Company signatory;

6.    the Company signatory countersigns the Rule 10b5-1 Plan and provides a copy to the Covered Person and the identified broker; and

7.    the Covered Person ensures that the broker countersigns the Rule 10b5-1 Plan and provides a copy to the Company signatory.

Establishing a Rule 10b5-1 Plan with E*TRADE, the Company’s designated stock plan brokerage, may expedite the process.

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Additional Information

Any Covered Person requesting approval of a Rule 10b5-1 Plan shall provide to the Chief Legal Officer or the General Counsel any documentation reasonably requested by him or her in furtherance of the foregoing procedures. Any failure to provide such requested information will be grounds for denial of approval by the Chief Legal Officer or the General Counsel.

No Obligation to Approve Plans

The existence of the foregoing approval procedures does not in any way obligate the Chief Legal Officer or the General Counsel to approve any Rule 10b5-1 Plan. The Chief Legal Officer or the General Counsel may reject any Rule 10b5-1 Plan at his or her reasonable discretion.

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